                                                                    Exhibit 10.7

                             Table of Defined Terms
                             ----------------------

                                                              Paragraph          Page
                                                            ---------------- ------------
API                                                          Introduction          1
API Excess Costs                                             1.3                   3
API Purchase                                                 Introduction          1
AWA Indemnity Agreement                                      Introduction          1
AWA Security Agreement                                       2.3                   4
BAT                                                          1.1                   1
Buyers                                                       Introduction          1
Damages                                                      1.1                   1
Excess Costs                                                 1.1                   1
Excess Costs Due Date                                        3.1.1.1               5
First Tier Indemnity Amount                                  1.2                   2
Group Defense Costs                                          1.1                   1
Indemnification Notice                                       3.1.1.1               5
Indemnified Excess Costs                                     1.4                   3
NCR                                                          1.1                   1
NCR Agreements                                               1.1                   2
New Appleton                                                 Introduction          1
PDC                                                          Introduction          1
Settlement Agreement                                         1.1                   1

                 FOX RIVER PDC ENVIRONMENTAL INDEMNITY AGREEMENT

       THIS AGREEMENT is made on the 9/th/ day of November, 2001 by and among APPLETON PAPERS, INC. ("API"), a Delaware corporation, PAPERWEIGHT DEVELOPMENT
                        ---
CORP. ("PDC"), a Wisconsin corporation, and NEW APPLETON LLC ("New Appleton"
        ---                                                    ------------
and, together with PDC, "Buyers"), a Wisconsin limited liability company.
                         ------

       WHEREAS, Buyers have indirectly purchased 100% of the stock of API (the "API Purchase");
---------------

       WHEREAS, in connection with the API Purchase, Buyers have agreed to indemnify API against Indemnified Excess Costs (as hereinafter defined);

          WHEREAS, in recognition of the indemnity obligations of AWA under the Environmental Indemnity Agreement of even date herewith (the "AWA Indemnity
                                                              -------------
Agreement") among Buyers, API and AWA, Buyers have agreed to provide the
---------
indemnities described herein; and

       WHEREAS, capitalized terms used herein without definition shall have the meanings ascribed to them in the AWA Indemnity Agreement.

       NOW, THEREFORE, the parties hereto have agreed to the following:

1.     CERTAIN DEFINITIONS

       1.1 "Excess Costs" shall mean any amounts paid or payable by API or any
            ------------
other Member of the Buyers' Group on or after the date hereof: (a) constituting "Damages" or "Group Defense Costs" (as such terms are defined in that certain
 -------
Settlement Agreement (the "Settlement Agreement")), effective February 12, 1998,
                           --------------------
by and among NCR Corp. ("NCR"), B.A.T. Industries p.l.c. ("BAT") and API) which
                         ---                               ---       ---
are subject to allocation pursuant to Sections 3 or 4 of the Settlement Agreement, (b) pursuant to that certain Joint Defense and Representation

Agreement, effective July 1, 1998, by and among NCR, API, Sidley & Austin, Godfrey & Kahn, S.C., and Simpson Thacher & Bartlett, (c) pursuant to that certain Subsequent Allocation Arbitration Agreement, dated February 12, 1998, by and among NCR, BAT and API (the Agreements described in (a), (b) and (c) being the "NCR Agreements"), (d) constituting Costs and Expenses incurred by API or
     --------------
any other Member of the Buyers' Group, but only to the extent such Costs and Expenses are not explicitly the responsibility of Members of the Buyers' Group by operation of Sections 5.1.5.3 and 5.2.8 of the AWA Indemnity Agreement, and
(e) with respect to any claims asserted by private parties directly against API or any other Member of the Buyers' Group alleging personal injury or property damage as a result of exposure to or the presence of hazardous substances which are attributable to the operations or activities of NCR, BAT or API prior to the date of this Agreement, including third party claims for contributions to costs incurred by them in connection with any of the foregoing, all in connection with the Fox River Sites and Future Sites (as such terms are defined in the Settlement Agreement). Notwithstanding the foregoing, if in the case of an Insolvency Event of any Member of the Buyers' Group, its liability as set forth above is liquidated or is otherwise established as a specific sum in connection with such Insolvency Event representing, for example, the then current value of the future obligations described therein, the Excess Costs in respect thereof shall not be deemed so liquidated or otherwise fixed, but instead shall be calculated each year as being the amount that would have been payable such year by any such Member of the Buyers' Group under such subsections in the absence of the Insolvency Event.

     1.2  The "First Tier Indemnity Amount" shall mean the first $75,000,000 of
               ---------------------------
AWA's indemnification obligations under the AWA Indemnity Agreement that in fact have been satisfied by AWA; provided, however, that for the purposes of the calculation of the First Tier

Indemnity Amount and the point at which AWA has satisfied $75,000,000 of indemnification obligations, (i) such indemnification payments shall be deemed reduced by any Recoveries and the Tax Benefit Amount, but in either case only to the extent actually paid over to AWA or otherwise applied against AWA's indemnification obligations under the AWA Indemnity Agreement and (ii) such indemnification payments shall be deemed increased by (x) any payments made or liabilities satisfied by Buyers or AWA which would have constituted Excess Costs if they had been paid by API and (y) all Costs and Expenses paid by AWA or Buyers.

        1.3     The "API Excess Costs" shall mean the first $25,000,000 incurred
                     ----------------
in excess of the First Tier Indemnity Amount on account of the sum of (i) Excess Costs and (ii) (x) any payments made or liabilities satisfied by Buyers or AWA which would have constituted Excess Costs if they had been paid by API and (y) all Costs and Expenses paid by AWA or Buyers.

        1.4     The "Indemnified Excess Costs" shall mean all Excess Costs other
                     ------------------------
than the API Excess Costs.

2.      INDEMNIFICATION BY BUYERS

        2.1 Subject to the provisions of this Agreement, Buyers shall jointly and severally indemnify and hold API harmless in respect of, and pay to API, if and as requested by API pursuant hereto, the Indemnified Excess Costs.

        2.2 Pursuant to the foregoing, it is explicitly understood that API is retaining the responsibility for the API Excess Costs; and, without limiting the foregoing, Buyers shall have no indemnification obligations hereunder in excess of the First Tier Indemnity Amount until and unless API satisfies the API Excess Costs.

        2.3 The parties hereto hereby acknowledge that API may have or acquire certain rights to Recovery. In connection therewith and in recognition and consideration of the fact that

Buyers' ability to satisfy their indemnity obligations hereunder are at least in part dependent upon satisfaction by AWA of its obligations under the AWA Indemnity Agreement, AWA shall be entitled to all rights to Recovery and API shall grant to AWA a security interest in such rights to Recovery and the proceeds thereof to secure such entitlement pursuant to that certain Security Agreement, dated as of the date hereof, by and among AWA, Buyers and API (the "AWA Security Agreement"); provided, however, that if any of the foregoing would
 ----------------------
jeopardize API's rights to any such Recoveries or contravene the express terms of any agreements, instruments or other arrangements providing API with a right to Recovery, such security interest shall not be deemed to be created and instead API shall, to the extent practicable, take such alternative actions as may be reasonably required by AWA in order to obtain a reasonably comparable result under the circumstances.

     2.4 Notwithstanding any provision of this Agreement to the contrary, Buyers are not assuming any liability of API to third persons in respect of Excess Costs pursuant to this Agreement; instead Buyers are only indemnifying API in respect thereof. Further, no person or entity, other than the parties to this Agreement and the other Members of the Buyers' Group, as applicable, shall have any rights or obligations under or by reason of this Agreement, including without limitation any third party beneficiary rights, nor any right of direct action to enforce this Agreement.

3.   SATISFACTION OF INDEMNITY

     3.1 The parties hereby acknowledge that while API may be legally responsible, as a matter of law, for satisfying the Indemnified Excess Costs, it is the agreement of the parties that, by operation of this Agreement and Buyers' indemnification obligations hereunder, and subject to the terms of this Agreement, upon a request by API pursuant hereto, Buyers shall pay to API such Indemnified Excess Costs prior to the time that API becomes legally obligated to tender payment of such Indemnified Excess Costs so that API is effectively never out of pocket in respect thereof. In accordance therewith:
3.1.1 Buyers shall satisfy the amount of the Excess Costs as follows:

                3.1.1.1 API shall provide notice to Buyers (the "Indemnification
                                                                 ---------------
     Notice") of the amount of any Indemnified Excess Costs for which API has
     ------
     become obligated and for which API seeks indemnification hereunder, notwithstanding that API may not have paid such costs in advance of issuing such Indemnification Notice. The Indemnification Notice shall set forth the amount of the applicable Indemnified Excess Costs, together with documentary support in respect thereof setting forth all of the circumstances relating thereto, and, if payment thereof has not yet been made by API, the date on which such payment is legally due to be made by API (the "Excess Costs Due Date").
               ---------------------

                3.1.1.2 Buyers shall pay to API the amount of the Indemnified Excess Costs set forth in the Indemnification Notice not later than the later of (i) fifteen (15) days after delivery of the Indemnification Notice or (ii) five (5) days prior to the Excess Costs Due Date.

          3.1.2 To the extent that API receives any Recoveries, and without limitation of the provisions of the AWA Indemnity Agreement or the AWA Security Agreement, Buyers hereby direct API to pay over all such funds to AWA promptly upon receipt thereof.

          3.1.3 If any amount is not paid when due, interest shall thereafter accrue thereon at the rate of ten percent (10%) per annum from the due date to the date of payment. Any such interest shall be paid together with the payment required to be made.

     3.2 In recognition of AWA's obligations and agreements under the AWA Indemnity Agreement:

          3.2.1 Buyers agree that the applicable Indemnification Notices may be given directly to AWA, and

          3.2.2 Buyers agree to direct AWA to make the payments required under the AWA Indemnity Agreement directly to API or to the third party obligee.

          3.2.3 Buyers agree that if, notwithstanding their direction to AWA contemplated by Section 3.2.2, Buyers receive any amounts from AWA pursuant to the AWA Indemnity Agreement, such amounts shall be held by Buyers in trust for the benefit of API hereunder and Buyers shall promptly pay such amounts to API or to the third party obligee.

4.   DISPUTES; ARBITRATION

     4.1 Buyers, on the one hand, and API, on the other hand, shall attempt in good faith to resolve any dispute or difference between or among the parties arising out of or relating to this Agreement promptly by negotiation between executives of the relevant parties who have authority to settle the controversy within fifteen (15) days after delivery of a notice by one or more parties to the others. All negotiations pursuant to this Section 4.1 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

     4.2 Any dispute or difference between or among the parties arising out of or relating to this Agreement, which has not been resolved by negotiation pursuant to Section 4.1, shall be settled by arbitration in accordance with the CPR Rules for Non Administered Arbitration in effect on the date of this Agreement, by a mutually acceptable single arbitrator designated by the respective parties. If the parties are unable to agree on an arbitrator within fifteen (15) days following the negotiation period described in Section 4.1, an arbitrator shall be selected by the Center for Public Resources pursuant to the procedures set forth in its Rule 6.4.b or by such other procedures as the parties may elect. In order to expedite the process of selecting an arbitrator, the parties shall use their best efforts to agree upon a standby arbitrator and an alternate within thirty (30) days following the effective date of this Agreement, and within thirty (30) days following the resignation or inability of any such standby arbitrator or alternate to serve. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. (S)(S) 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitration shall be governed by the law of the State of New York. The arbitrator is not empowered to award damages in excess of compensatory damages and each party expressly waives and foregoes any right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in a specified manner. Following the final arbitration hearings, which shall be completed within thirty (30) days following the later of (i) the designation of the arbitrator and (ii) the expiration of the negotiation period described in Section 4.1 unless otherwise mutually agreed by the parties to the dispute, the arbitrator shall promptly deliver a written decision with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each party agrees that any decision of the arbitrator shall be final, conclusive and binding and that they will not contest any action by any other party thereto in accordance with a decision of the arbitrator. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 4.2 by bringing suit in any court of competent jurisdiction.

     4.3 All reasonable fees, costs and expenses (including attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to Section 4.2 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in Section 4.2 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section
4.2 may be assessed (in whole or in part) against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrator shall be allocated among the parties to the arbitration in such manner as the arbitrator shall determine to be appropriate under the circumstances.

     4.4 The parties hereto shall take all required steps in order to avoid any inconsistencies between the resolutions of disputes hereunder and resolutions of disputes under the AWA Indemnity Agreement including, without limitation, the consolidation of any dispute resolution procedures.

5.   ASSIGNMENT; AMENDMENT

     5.1 This Agreement shall not be amended, modified or assigned except as agreed in writing by the parties hereto and, in recognition of the relationship if this Agreement to the AWA Indemnity Agreement, consented to in advance by AWA. Any purported amendment, modification or assignment not so consented to in advance by AWA shall be null and void.

     5.2 This Agreement shall bind all successors and assigns of the parties hereto.

6.   GOVERNING LAW; CONSENT TO JURISDICTION

     THIS AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. FOR THE LIMITED PURPOSE OF ENFORCEMENT OF AN ARBITRAL JUDGMENT IN ACCORDANCE WITH
SECTION 4.2, EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN THE COURTS OF THE STATE OF NEW YORK OR THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

7.   NOTICES

     7.1 All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, and sent to the following address:

     If to any of the parties hereto:

     825 E. Wisconsin Avenue
     P.O. Box 359
     Appleton, WI 54912-0359
     Facsimile: (920) 740-6802
     Attention: Paul Karch,
     Vice President, Law and
          Public Affairs and
          General Counsel

     with copies to:

     Godfrey & Kahn, S.C.
     780 N. Water Street
     Milwaukee, WI 53202
     Facsimile: (414) 273-5198
     Attention: Christopher B. Noyes

     State Street Bank and Trust Company
     Trustee of the ESOP Component of the
          Appleton Papers Retirement Saving Plan
     Two International Place
     Boston, MA 02110
     Facsimile: (617)
     Attention: Kelly G. Driscoll

     Jones Day Reavis & Pogue
     77 West Wacker
     Suite 3500
     Chicago, IL 60601-1692
     Facsimile: (312) 782-8585
     Attention: Ronald S. Rizzo

     Arjo Wiggins Appleton plc
     St. Clement House
     Alencon Link
     Basingstoke
     Hampshire RG21
     ENGLAND
     Facsimile: 011-44-1256-796075
     Attention: Company Secretary

     Arjo Wiggins
     Washington Plaza
     29 Rue de Berri
     75408 Paris
     Cedex 08
     FRANCE
     Facsimile: 011-33-1-5669-3961
     Attention: Director of Legal Services

     McDermott, Will & Emery
     50 Rockefeller Plaza
     New York, NY 10020
     Facsimile: 212-547-5444
     Attention: C. David Goldman

or to such other address as any such party shall designate by written notice to the other parties hereto.

     7.2 Without limiting the generality of Section 7.1 above PDC and New Appleton hereby agree that any notices given or received by the party identified above on behalf of Buyers shall be deemed given and received by each of PDC and New Appleton and that, pursuant thereto, API may rely upon the applicability of any such notice as being binding upon, and applicable to, each of Buyers.

     IN WITNESS WHEREOF, the parties have caused this Environmental Indemnity Agreement to be duly executed as of the date first above written.

                                   APPLETON PAPERS, INC.



                                   By:  /s/ Paul Karch
                                        Name: Paul Karch
                                        Title: Vice President

                                   PAPERWEIGHT DEVELOPMENT CORP.



                                   By:  /s/ Doug Buth
                                        Name: Douglas P. Buth
                                        Title: President

                                   NEW APPLETON LLC



                                   By:  /s/ Doug Buth
                                        Name: Douglas P. Buth
                                        Title: President of Paperweight
                                               Development Corp., sole member of
                                               New Appleton LLC